EXHIBIT 99.1

ANNTAYLOR STORES CORPORATION

FIRST QUARTER 2010 CONFERENCE CALL

MAY 21, 2010

8:30 A.M. EDT

PRESENTATION

Operator

Good morning, ladies and gentlemen. And welcome to the AnnTaylor Stores Corporation’s first quarter 2010 earnings conference call. At the request of the Company, today’s conference call is being recorded. If you have any objections you may disconnect at this time. Following the prepared remarks by the Company, you will have an opportunity to ask questions.

I would like now to turn the conference over to Judy Pirro, Vice President Investor Relations, please go ahead.

Judy Pirro - AnnTaylor Stores - VP IR

Thank you, Katherine and good morning everyone. We’re very pleased you could join us to review our results for the first quarter of 2010. I’m here today with Kay Krill, AnnTaylor’s President and CEO and Mike Nicholson, our CFO. Kay will begin with an overview of the quarter, then Mike will review the financials in more detail and provide an update for our outlook for the balance of the year. After that, we’ll open it up for questions.

Before turning it over to Kay, we would like to remind you that our discussion this morning includes forward-looking statements which are subject to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current expectations concerning future events, and are subject to a number of factors and uncertainties that could cause actual results to differ materially. With that, let me turn it over to Kay.

Katherine Krill - AnnTaylor Stores - President, CEO

Good morning. And thanks for joining us. I’m pleased to report on the Company’s strong performance for the first quarter of 2010. The year is off to an excellent start, with both AnnTaylor and Loft performing well ahead of our initial expectations. A dramatic uptick in sales, coupled with our continued focus on maximizing gross margins, enabled us to deliver significantly stronger results, both sequentially from the fourth quarter of 2009, and versus the year-ago period. We are very excited about our progress in both brands and all channels. When I spoke to you in March, I noted that a key objective for 2010 was to profitably grow our top line sales.

Clearly, the first quarter performance was a significant step in that direction. For the Company, comparable sales rose 14%, with both brands achieving a significant increase in sales and profitability. As you saw in our press release this morning, we are now providing enhanced transparency on our results by brand and channel. Beginning this quarter, we are giving you our results as we, and frankly our clients, view the business. As two brands, each with three channels. The AnnTaylor brand, including stores, our e-commerce channel, and AnnTaylor Factory, delivered positive comps during the quarter of 16.4%. For the Loft brand, again including stores, our e-commerce channel and Loft Outlet, achieved a comp gain of 12.5%.

Another highlight of the quarter was our gross margin rate, which reached 59.4%, and reflects our ongoing focus on growing full priced sales. One more compelling product assortment was the primary reason for our success, which bodes well for the future, as we are winning back customers and appealing to new customers as well. An effective promotional strategy and well-managed inventory levels were also key drivers of the performance, as we continue to run the business to optimize profitability. Both brands started the quarter on a strong note, with sales accelerating in March in advance of the Easter holiday. Traffic was up at both brands, and our clients’ response to the product remained positive throughout the quarter as our newer spring assortments hit the floor. In fact, we achieved positive comps in every month of the quarter. Clearly, we have been delivering compelling fashion and value and she is responding.

Let’s take a closer look at each of the brands. Turning first to AnnTaylor. Overall, the AnnTaylor brand achieved an excellent performance, with both sales and gross margin coming in well ahead of our expectations. We continue to make meaningful progress in our multi-season strategy to enhance and grow the brand and this is reflected in the improved metrics across the business. In the AnnTaylor stores and e-commerce channel, the combined 19% comp increase represents an acceleration of positive momentum, since the brand evolution began in fall 2009. Strong full priced selling drove this performance, with the full priced sales comp significantly outpacing the overall comp performance. Our Ann client is demonstrating a strong appetite for fashion and newness and she is clearly recognizing our value proposition and compelling assortment, both in-store and online.

From a product perspective, our wear to work categories performed well, including suiting, sportswear separates and dresses. We achieved greater momentum in tops in both knits and wovens and improved results in pants, where we have tweaked our assortments, adding new fits and fabrications, and greater diversity to the category. Accessories remained a standout and we continue to chase inventory across the category in response to the high demand. Another primary driver of our success was our strategy to offer more attractive opening price points across the assortment, particularly in the categories of pants and tops. The value we offered resonated positively with our clients, and also contributed to our significantly improved results. AnnTaylor’s strong product offering was supported by a successful promotional strategy that drove sales while delivering a significantly higher gross margin.

Importantly, all of AnnTaylor’s promotions were pre-planned. We even canceled a number of our planned promotions throughout the quarter, because of the strength of the business. In AnnTaylor’s e-commerce channel, the product performance mirrored the success of the store performance and was also further enhanced by an expanded style assortment. We are very pleased with the significant improvement in sales, double-digit traffic growth and gross margin delivery in this channel, and continue to view our online business as an area of great opportunity.

On the marketing front, we continue to move forward with our multi-touch strategy to drive greater interest and excitement in the brand. We engaged lapsed clients and attract new ones. We are encouraged by the results we are generating including positive traffic increases in-store and online, and we will continue to invest, albeit cost effectively, to support the brand’s top line growth.

From a real estate perspective, our 2010 strategy for AnnTaylor Stores focuses on optimizing the productivity and enhancing the in-store environment of our existing fleet, while the brand evolution continues to gain momentum. We will also introduce our new AnnTaylor store prototype in three markets during the third quarter. The new environment better reflects our updated brand aesthetic. We expect the new prototype to deliver a highly engaging client experience within a box that is roughly 40% smaller than our current average store.

Within the Outlet channel, AnnTaylor Factory’s performance remains strong, delivering comps of nearly 11% for the quarter, which reflected improved conversion as well as an increase in dollars per transaction. This channel continues to offer the AnnTaylor aesthetic at tremendous value to the Outlet shopper, allowing us to further extend the reach of the brand. In summary, the AnnTaylor brand made significant progress, and our team is very energized and focused on the opportunities that lie ahead.

Now, let’s turn to Loft. As you know, our focus in 2010 is to continue the strong momentum Loft has achieved over the past year, and to further capitalize on the growth potential of the brand. Certainly, the momentum continued this quarter, with the positive results we generated in each of the brand’s channels. Loft stores and Loft online delivered a combined 12% comp sales increase, and continued to generate strong gross margin. Higher full priced sales drove this performance, with clients responding strongly to the accessible fashion and newness that Loft provides. During the quarter, our metrics showed much improvement over last year, and we are particularly pleased that in stores, every region generated a positive comp in both traffic and sales.

In terms of product, pants, shorts, skirts, denim, woven tops, jackets and outerwear all performed particularly well, accessories continue to be an area of strength highlighted by exceptional results in jewelry, and a positive response to our expanded shoe assortment. Loft Lounge also exceeded our expectations for the quarter. Our strong product offering, coupled with a prudent inventory position, enabled us to be strategic in our promotional stance. We effectively timed promotional activity to be competitive, and to respond to our clients’ desire for value. Loft too stepped back from planned promotions during the quarter due to the strength of its performance.

Within the online channel, Loft experienced a nearly 40% improvement in traffic versus last year’s first quarter. This, coupled with a notable increase in dollars per transaction, were the primary drivers of the 60% sales growth in Loft’s e-commerce channel for the quarter. Loft Outlet also performed ahead of our expectations during the quarter, achieving a 24% comp. Compelling product and price points drove higher units and dollars per transaction. From a marketing perspective, we continue to be pleased with the results of Loft’s strategy, which utilizes a combination of direct outreach, advertising, PR, and in-store events. A highlight for the quarter was Loft’s March style event, which received an outstanding response from clients and drove significant incremental sales.

With respect to real estate, we are moving forward with our plans to add approximately 10 Loft stores in 2010, and we successfully opened a new Loft prototype earlier this month. For the Outlet channel, with just 18 stores as of the first quarter, Loft Outlet is an attractive growth vehicle with significant long-term potential. We plan to open approximately 20 Loft Outlet locations in the second half of the year. The selective growth of our Loft and Loft Outlet store base will complement our continued strategy to drive sales growth and enhance the overall productivity of our existing fleet, to help drive further profitable expansion of the brand. Overall, it was a very strong quarter for Loft, as our client responded positively to our product assortments and tremendous value.

So in summary, this year’s first quarter represented a dramatic improvement from a year ago, and we believe our progress will continue throughout the remainder of this fiscal year. The AnnTaylor brand is making significant headway in its evolution, and Loft is building on its already strong foundation, and we are encouraged that both of our brands are demonstrating a high degree of differentiation in the marketplace and both delivered strong results. Looking ahead to the balance of the year, our plan is focused on increasing top line sales and productivity, investing in the growth of our successful e-commerce business, continuing to elevate the client experience across all of our channels through consistent delivery of high quality fashion at compelling value, remaining disciplined in our approach to maximizing gross margin, managing inventory, and controlling expenses, and utilizing our strong balance sheet and free cash to further enhance shareholder value.

We have a highly talented and seasoned management team in place. Our strategies continue to gain traction and our financial position is strong. Let me now turn it over to Mike.

Mike Nicholson - AnnTaylor Stores - EVP, CFO

Thanks, Kay. And good morning, everyone. As Kaye mentioned, we are pleased with our results for the first quarter, and I find it particularly rewarding that the hard work we’ve done internally over the past two years to reduce our cost structure and improve our efficiency is translating into greater profitability as we deliver improved top line productivity.

We remain committed to maintaining the discipline we’ve instilled in our business through the restructuring process. Let me start this morning with a review of our results for the first quarter. Net sales for the quarter increased 11.6% versus year-ago, to $476.2 million, on total comps that were up 14.1%. Net sales at the AnnTaylor brand, including stores, e-commerce, and the Outlet channel, increased 11.3% to $198.4 million, on a comp improvement of 16.4%. At Loft, total brand net sales increased 11.8% to $277.8 million on a comp increase of 12.5%.

As Kay mentioned earlier, our brand comparable sales figures now incorporate stores, e-commerce, and Outlet channels, and a detailed breakdown by channel may be found on table three of this morning’s earnings release. Our gross margin rate for the quarter of 59.4% reflected an increase of 390 basis points above the 55.5% reported last year. This performance primarily reflected improved product at both divisions, a lower level of promotional activity during the quarter compared with the first quarter of 2009, and disciplined inventory management. We closed the quarter with total inventory per square foot that was down 2.3% compared to last year, reflecting an 11.5% increase at AnnTaylor Stores, a 3.1% decline at Loft stores and double-digit declines in the Outlet channels at both brands.

Both brands entered the second quarter with very low levels of carryover inventory. At AnnTaylor Stores, carryover, which we define as March store set and prior, is down approximately 35% compared to last year. As of the end of the first quarter, more than 85% of our mix consisted of fresh spring product. At Loft stores, carryover inventory is essentially in line with last year, and approximately 95% of Loft’s mix consisted of fresh spring product.

Turning now to SG&A. Total SG&A expenses for the quarter increased 2.2% or approximately $5 million to $244 million. This reflected savings from our restructuring program, offset by an incremental $7 million in marketing investment to support our brands, variable store operating expenses related to an improvement in volume, and an increase in performance based compensation relative to the first quarter of 2009. During the quarter, we recorded a pretax restructuring charge of approximately

$400,000, compared with a pretax restructuring charge of $1 million in last year’s first quarter. On an after tax basis, restructuring charges in the first quarter of 2010 totaled $200,000, with no impact on EPS, compared with an after tax restructuring charge of $700,000 or $0.01 per share in the first quarter of 2009.

Excluding the aforementioned restructuring charges, we reported operating income in the quarter of $39.1 million, compared with an operating loss of $1.8 million in the first quarter of 2009. On the same basis, we reported net income of $22.8 million, or $0.38 per diluted share during the quarter, compared with a net loss of $1.6 million or $0.03 per diluted share in the first quarter of 2009. Weighted average diluted shares outstanding for the quarter increased 3.3% to 58.4 million shares, versus 56.6 million shares in the first quarter of 2009 and was primarily due to the effect of stock options and restricted stock in the current year, which were excluded from diluted shares outstanding in 2009 due to the net loss for the period.

Our effective tax rate for the quarter was 41.3% versus 28.2% in the first quarter of 2009. The first quarter tax rate reflected the impact of permanent items in a period of net income versus a period of net loss, a change in the mix of earnings in various state taxing jurisdictions, and certain discrete items. We anticipate an effective tax rate of approximately 40% for the full year. Depreciation and amortization in the first quarter totaled approximately $24.8 million, compared with approximately $27 million in the first quarter of 2009. Capital expenditures in the first quarter totaled $8.3 million, compared with $11.7 million in the first quarter of 2009.

During the first quarter, we closed a total of four stores, three AnnTaylor Stores and one Loft store, and did not open any new stores. In addition, we converted five stores from AnnTaylor to Loft during the quarter. You’ll note in our release that we now expect to close a total of 61 stores in fiscal 2010, down from our earlier target of 72 stores. Since we began our three-year strategic restructuring program in January of 2008, our store closure program has fluctuated to reflect both macroeconomic dynamics as well as real estate opportunities and we plan to continue to proactively manage our real estate portfolio going forward.

During the quarter, as part of our ongoing analysis of our real estate base, we’ve noted improved performance at several stores, and consequently decided that they will not be closed in 2010. As we have done since launching our restructuring program in early 2008, we continue to actively manage and review our portfolio to optimize performance in today’s volatile consumer spending and commercial real estate market. We ended the quarter with 903 stores, comprised of 283 Ann Taylor stores and 92 Ann Taylor factory stores and 510 Loft stores, plus 18 Loft Outlet stores at the Loft brand.

Moving now to our store square footage, which at the end of the quarter totaled approximately 5.3 million square feet, an approximate 3.5% decrease versus the 5.5 million square feet recorded at the end of the first quarter of 2009. On a weighted average basis, square footage declined 3.3% over the same period. In terms of our strong balance sheet, we ended the quarter with cash of $207 million, and no bank debt. We generated operating cash flow during the quarter of nearly $14 million, and net cash flow of approximately $3 million. As we’ve stated previously, we remain committed to using our strong balance sheet and free cash flow to further enhance shareholder value.

Now turning to our outlook for the second quarter and full year 2010. For the second quarter, we expect total net sales to approach $500 million, reflecting double-digit comparable sales performance for the quarter. Gross margin rate performance is expected to be approximately 250 basis points better than the 52.4% level we achieved in the second quarter of 2009. Selling, general and administrative expenses are estimated to be approximately $245 million, which includes approximately $5 million in incremental marketing investment compared to last year’s second quarter.

In terms of the full year, our outlook calls for total net sales for the year in the range of $1.95 billion to $1.975 billion, with positive comparable sales at both brands and in all channels in each of the fiscal quarters of 2010. As opposed to our earlier forecast for flat gross margin in fiscal 2010, we now anticipate our gross margin rate performance to be approximately 150 basis points better than the 54.4% level achieved in fiscal 2009. And this improvement is based on favorable sourcing costs and our expectations for higher full price selling.

Selling, general and administrative expenses are expected to be approximately $985 million, reflecting the ongoing benefits of the Company’s strategic restructuring program, offset primarily by variable costs associated with higher sales in our existing stores, and incremental investment in marketing as well as operating costs associated with the 30 new stores planned for the back half of 2010. Incremental restructuring savings for the year are expected to total approximately $20 million, and one-time restructuring costs are estimated to be in the range of $2 million to $12 million. Our total weighted average square footage is expected to decline approximately 3% by year end, reflecting the impact of approximately 61 store closures in fiscal 2010, under the Company’s previously announced restructuring program, partially offset by the expected opening of approximately 30 new stores, 10 of which will be Loft stores and 20 of which will be Loft Outlet locations to support the continued growth of the Loft brand. Capital expenditures are expected to be approximately $70 million. And finally, we will continue to focus on maintaining a healthy balance sheet and expect a year-end cash position that will exceed our cash position at year-end 2009, and we will maintain our disciplined approach to inventory management throughout the fiscal year.

And with that, I’ll turn it back to Kay.

Katherine Krill - AnnTaylor Stores - President, CEO

Thank you, Mike. Before we open it up for questions, let me reiterate how pleased I am with the performance we are making. We are off to a great start this year. We have a strong leadership team in place, both brands are on the right track, and we are excited about our future potential. Operator, we are ready for our first question.

QUESTIONS AND ANSWERS

Operator

Thank you. (Operator Instructions). In order to reach the majority of today’s call participants the Company has asked that you limit yourself to one question each. We do have our first question from Michelle Tan from Goldman Sachs. Your line is open.

Michelle Tan - Goldman Sachs - Analyst

Great. Thanks. Good morning, guys.

Katherine Krill - AnnTaylor Stores - President, CEO

Good morning.

Michelle Tan - Goldman Sachs - Analyst

I was wondering if you could give us a little color on your comp guidance by just the stores channel versus the total brand. And then also, we’re hearing about a lot about weather related choppiness. Can you give us a sense of where you’re tracking in May versus your plan for the quarter?

Katherine Krill - AnnTaylor Stores - President, CEO

I’ll jump in first, Michelle on that. We’re pleased with our performance to date. We’re positive comping month to date and we’re on track to have a good month. Directionally, we’re experiencing a trend that’s similar to the first quarter with Ann slightly ahead of the Company average. Overall, fashion color and novelty is really what’s performing well and as we stated in our release, we’re expecting second quarter sales to approach $500 million, with double-digit comps.

Mike Nicholson - AnnTaylor Stores - EVP, CFO

Michelle, beyond that, we’re not going to provide any further specifics with respect to our outlook at the brand or channel level as it relates to Q2 or the full year.

Judy Pirro - AnnTaylor Stores - VP IR

In the spirit of getting through as many of you as possible this morning, we would ask that you keep it to one question. Operator, let’s go to the next caller.

Operator

Our next question comes from Betty Chen with Wedbush. Your line is open.

Betty Chen - Wedbush Morgan - Analyst

Thank you. Good morning. Congratulations everyone.

Katherine Krill - AnnTaylor Stores - President, CEO

Thank you.

Betty Chen - Wedbush Morgan - Analyst

I was wondering if we could get a little bit more color regarding inventory. Again, I know you gave some explanation. I was wondering if we’re now at that inflection point you had talked about where we feel good about the products, we really would like to invest and make sure we have the proper in stock and improved Customer Service and, therefore, that’s why we’re up as we are at AnnTaylor division and whether we could see this kind of level of inventory increase at the end of Q2 and the balance of the second half as well?

Mike Nicholson - AnnTaylor Stores - EVP, CFO

Sure. I’ll be happy to take that. Just to recap briefly, in terms of where we ended the first quarter, again, total Company was down about 2% on a dollars per square foot basis. Ann was up slightly north of 10%. But I think it’s important for us to look at the composition of the store — Ann store’s channel inventory where their carryover was down about 35% as compared to last year, so the majority of the product that they’re carrying into Q2 is extremely fresh and will fuel the anticipated growth that we expect from that brand and that channel as we head into the second quarter. As it relates to Loft, Loft was down low single digits on a dollars per square foot basis, again, composition of Loft’s inventory extremely clean. Carryover was about equal to last year but from a composition perspective, about 95% of their inventory was in fact April store set and forward. So we feel very good about the overall level of inventory at the total Company level, as well as our overall level of inventory at the brands.

The other thing I want to highlight is if I look at our inventory position as of the end of the first quarter, as compared to where we’ve been historically, I think we need to keep in mind that at the end of the first quarter ‘10 as compared to first quarter 2007, our inventory is down about 30% on a dollars per square foot basis. So as we move forward, we remain committed to being very disciplined in our approach with respect to inventory. But I think the reality is, as we expect this business to grow going forward and to comp positive across the brands and channels, there will be some level of incremental investment as compared to the prior year going forward.

Betty Chen - Wedbush Morgan - Analyst

To follow-up with that, Mike, then what should we expect at the end of Q2?

Mike Nicholson - AnnTaylor Stores - EVP, CFO

At the end of Q2 what I’d say is for the total Company at this point from where I sit I’d expect a mid to high single digit increase.

Betty Chen - Wedbush Morgan - Analyst

Great. Thank you. The stores look great. Best of luck.

Katherine Krill - AnnTaylor Stores - President, CEO

Thanks.

Operator

Our next question from Lorraine Hutchinson, Banc of America, your line is open.

Lorraine Hutchinson - BofA Merrill Lynch - Analyst

Thank you. Good morning.

Katherine Krill - AnnTaylor Stores - President, CEO

Good morning.

Lorraine Hutchinson - BofA Merrill Lynch - Analyst

With seeing so much success with the opening price points, can you talk about how you’re thinking about pricing going forward for the next few seasons and also as we start to see inflation come in to the sourcing costs, will you expect to raise prices to offset that or I guess just any thoughts on strategy going forward for pricing.

Katherine Krill - AnnTaylor Stores - President, CEO

Okay. We believe that the first quarter results, especially in AnnTaylor, reflected a much better balance of good, better and best pricing strategy. And as we discussed last quarter, we reduced our spring average initial retail by 15% for the first quarter and for the entire spring season and I think that was very successful for us. We also identified and sourced into key areas such as pants and tops where we recognized the need for more product at opening price points in order for us to be competitive and to appeal to a broader audience in this macro environment. I also want to tell you that we’ve already affected in the AnnTaylor division our fall 2010 buy and we reduced our average initial retail from 2009 by 18%. So I think for the entire year, and go forward, we are going to offer more compelling price points and a better balance in the AnnTaylor division. In Loft, I think that we absolutely have kept our prices very consistent with the brand expectation and we see no level of change in that division.

Mike Nicholson - AnnTaylor Stores - EVP, CFO

Lorraine, in terms of product cost, what I’d say is in terms of IMU we expect to deliver improved IMU in 2010, as compared to 2009, despite the headwinds that we see related to both commodity and freight prices as well as declining factory capacity as well as candidly some potential currency pressures. What I would also say is moving forward into 2011, we’re committed to protecting the levels that we realized in 2010, and we expect, we fully expect in 2011 that we’ll be able to deliver an IMU that is in line with what we anticipate delivering in 2010. In terms of the specific strategies to mitigate this pressure, we continue to rationalize our supply base. We’re further consolidating our volume with our strategic suppliers. We’re looking at strategies to shift penetration to countries that pose less currency and risk. We’re rationalizing our mill base. So as you can see, there are a number of strategies that are under way in the business that give us confidence in 2010 that we will be able to deliver improved IMU as compared to 2009 and as we transition into 2010, we believe that these strategies — into 2011, that these strategies will enable us to anniversary what we expect to deliver in 2010.

Lorraine Hutchinson - BofA Merrill Lynch - Analyst

Thank you very much.

Mike Nicholson - AnnTaylor Stores - EVP, CFO

Thank you.

Operator

Our next question is from Liz Dunn with Tom Weisel. Your line is open.

Liz Dunn - Thomas Weisel Partners - Analyst

Hi. Good morning, let me add my congratulations and say thank you so much for all the clarity in terms of your lines of business. It’s very helpful.

Katherine Krill - AnnTaylor Stores - President, CEO

Thank you. You’re welcome.

Liz Dunn - Thomas Weisel Partners - Analyst

I just had one point of clarification regarding the guidance. I wanted to make sure that the $285 million in SG&A guidance did not include the restructuring charges. And then my real question is regarding the e-commerce business, looks like it’s about 9% of our total mix. Where do you see that going over time? Do you have a goal there?

Mike Nicholson - AnnTaylor Stores - EVP, CFO

I’ll take the SG&A question. For the second quarter, our outlook reflected SG&A of 245, and the 245 excludes the impact of potential restructuring charges.

Katherine Krill - AnnTaylor Stores - President, CEO

And I would really add on the e-commerce business, it’s on fire. It is significantly growing at a very rapid rate and what we are excited about is that we are replatforming this summer and we think that that strategy is going to help us improve that channel even greater. For example, we’re adding technology enhancements that will make checkout simpler and quicker so she can add items to her cart, enhance conversion. We’re also adding the capability for clients to post reviews and comment on our products. Thus, enhance really client to client sales. We’re mobile enabling our sites.

We are adding personalization and segmentation ability to the site which I think is going to be a huge win, huge win for both brands and we’re enhancing our international shipping capabilities. We continue to — we had for the first quarter and we continue to focus on expanding online assortment and also online categories, such as weddings and beach and swim and maternity for Loft which I think is going to further propel this business. So, you know, I think that we’re in great shape on e-commerce. We continue to think it’s a significant driver for us and we’re really optimistic about the future.

Operator

Our next question is from Neely Tamminga, Piper Jaffray. Your line is open.

Neely Tamminga - Piper Jaffray - Analyst

Great. Congrats on all the hard work to everybody.

Katherine Krill - AnnTaylor Stores - President, CEO

Thank you.

Neely Tamminga - Piper Jaffray - Analyst

Kay, clearly, you guys are doing a better job, especially here I’m thinking about the core AnnTaylor division. I’m wondering for fall how we should be thinking about inventory flows. As a shopper I almost had to pull the don’t you know I know Kay Krill to get the lace skirt. Are you going to go more in depth in fall for delivery or maybe flow an additional delivery.

Katherine Krill - AnnTaylor Stores - President, CEO

We’re still focused on constant flow, Neely, because she is so responding to fashion and newness and we feel like the more flows we get out there every couple of weeks is really better for us. I think we learned a lot so far this year as to where we need to add depth and where we need to sell out. And you know what, quite honestly, those sellouts are creating demand and buzz and I don’t know if you saw but that lace dress was on eBay and sold for three times the amount of what we offered in the store. So that was great PR and buzz for us but we are adding depth behind our marketing looks and key categories and key fashion items that we think she’s going to love.

Neely Tamminga - Piper Jaffray - Analyst

Great. Thanks and good luck.

Operator

Our next question from Roxanne Meyer from UBS. Your line is open.

Roxanne Meyer - UBS - Analyst

Great. Thanks. Let me add my congratulations.

Katherine Krill - AnnTaylor Stores - President, CEO

Thank you.

Roxanne Meyer - UBS - Analyst

My question is I mean you’ve had only two seasons behind you and your results are so impressive knowing you really haven’t had much of an opportunity to take your learnings and really apply them to the next season yet. I’m wondering in light of the success you’ve already had what are the opportunities for fall where you’re able to capitalize on some of the learnings since August and then just quickly, secondarily, you alluded to returning cash to shareholders and enhancing value, wondering if you have any buybacks planned and if you could remind us of what you have in mind there and the timing. Thanks.

Katherine Krill - AnnTaylor Stores - President, CEO

Okay. I’ll address our learnings so far. Because it’s really — it’s different by brand.

In the AnnTaylor brand, I think that definitely the wear to work category has significantly improved for us this quarter, in suiting, in wear to work separates and dresses, and all the tops related to that. We saw tremendous improvement in that category. So she definitely has an appetite for wear to work which as you can imagine we have definitely made sure we have the right inventory, for the remainder of the year in those categories. And as I just said to Neely, we have definitely added depth in the right areas that we know she’s responding to also. So we feel great about that.

For the Loft division, she is definitely responding to fashion and newness and print and pattern and novelty, and anything that has got embellishment or novel trends. She is really not responding to basics as much as she had been. So our inventory flow go-forward for the remainder of the year is really focused on fashion and newness and novelty and print and pattern which is really what she has an appetite for so I feel great about the future pipeline of the inventory for the remainder of the year in both brands.

Mike Nicholson - AnnTaylor Stores - EVP, CFO

Roxanne, to your second question, we remained committed to delivering and creating value for shareholders and we expect to do so in a way that is both prudent and conducive to our long-term success. I’d just remind you that currently we’re investing in new, more productive stores. We’re focused on building an improved e-commerce channel and we continue to spend on technologies that we believe will enhance our efficiency and productivity longer term. Looking ahead, as we continue to demonstrate momentum in the business, we absolutely will consider other opportunities to deliver and return value to shareholders, and as a reminder, the Company does have approximately $160 million remaining on its previously announced share buyback plan.

Roxanne Meyer - UBS - Analyst

Great. Thanks and best of luck in —

Mike Nicholson - AnnTaylor Stores - EVP, CFO

Thank you.

Operator

Next question is from Brian Tunick with JPMorgan. Your line is open.

Brian Tunick - JPMorgan - Analyst

Yes. Thanks and congrats as well.

Mike Nicholson - AnnTaylor Stores - EVP, CFO

Thanks.

Brian Tunick - JPMorgan - Analyst

So huge improvements obviously thus far. The customer obviously loves the merchandise at both brands. How do you guys think about your longer term operating margin goals? Do both businesses — do you need to get AnnTaylor Stores back above $350, $400 a foot in productivity? Does Loft need to be over $450 as well, given your e-commerce penetration, your store rationalization today and the growth of Outlets, and then my second question maybe is as the turnaround’s under way, have you completely tabled the new growth concept. I think a year or two ago you talked about one. Or is that something we could hear about again in the next year or so if the continued stabilization continues.

Mike Nicholson - AnnTaylor Stores - EVP, CFO

I’ll take the first part of your question. Our near term or mid-term goal is to get our EBIT margins back to double-digits, say in the 10 to 12% range. And as I look at the business on a total Company basis, we need to focus on a total Company productivity performance that begins to approach $400 a square foot. That is essentially what we are focused on when we talk about enhancing our top line, focus on delivering improvements in overall square foot and productivity, that’s the goal the management team is currently focused on.

Katherine Krill - AnnTaylor Stores - President, CEO

And we are focused — Brian, we are highly focused right now on both of our existing brands, to optimize profitability and growth on those brands right now in all channels, in the store channel and in e-commerce and the Factory channels and that’s really where our focus is today. We don’t want to be sidetracked.

Brian Tunick - JPMorgan - Analyst

Terrific. That’s what we like to hear. Good luck.

Mike Nicholson - AnnTaylor Stores - EVP, CFO

Thank you.

Operator

Our next is from Jeff Black with Barclays Capital. Your line is open.

Jeff Black - Barclays Capital - Analyst

Hey, thanks and let me add my congrats.

Katherine Krill - AnnTaylor Stores - President, CEO

Thank you.

Jeff Black - Barclays Capital - Analyst

Mike, on the — just to drill down on the prior question, you know, is that 400 what really unlocks us and gives us the ability to take the SG&A rate back down, sort of underneath the 50 level? I just wonder what kind of spend is really coming back into the business near term and where you see that rate long-term and what’s the lever to take it down back closer to historical levels. Thanks.

Mike Nicholson - AnnTaylor Stores - EVP, CFO

So Jeff, when I say is I’m not in a position to provide you definitive outlook or framework with regard to SG&A rate longer term. What I would say, though, with respect to our outlook for the full year 2010, essentially that suggests a rate that is approximately 50%. So I have confidence in the current year on a rate basis that we will approach 50%, and if you assume growth on top of 2010 and 2011, I see no reason why the next few years that we can’t get back to a rate that is more respectable in the low to mid-40s.

Jeff Black - Barclays Capital - Analyst

Fair enough. Good luck.

Mike Nicholson - AnnTaylor Stores - EVP, CFO

Thank you.

Operator

Our next question from Jennifer Black with Jennifer Black & Associates. Your line is open.

Jeff Black - Barclays Capital - Analyst

Good morning and let me add my congratulations as well.

Katherine Krill - AnnTaylor Stores - President, CEO

Thank you.

Jeff Black - Barclays Capital - Analyst

You’ve made great strides with your denim assortments and I wondered how large of an opportunity you think it is from this point, and with the huge trend in khakis and cargoes, skinny cargoes especially, where are you positioned for the fall.

Katherine Krill - AnnTaylor Stores - President, CEO

As far as denim goes, it’s really different by brand. In the AnnTaylor division, we really have to be more polished in darker denim, and work-to-work, denim you would wear to work is really where we win in the AnnTaylor brand. When it’s a little more beat up and washed, that really doesn’t work as well there. So we feel like we finally figured out what denim needs to be in AnnTaylor and we have that offering flowing through the remainder of the year.

However, in Loft, what really is important is not to have the full denim assortment of bootlegs and everything, it’s really about what the fashion is. She is responding right now in Loft to skinny, skinny legs and boyfriend fits. So that’s really where we are in multiple washes, as well as denim skirts, denim shorts at all lengths, that’s really what’s selling and you are absolutely right, cargoes are on fire and we absolutely have those in the pipeline through the remainder of the year, in Loft, from a crop perspective, in the slim leg and in all — and in multiple fabrics because I think that’s important too. It’s not just a cotton based cargo. So we feel very covered on that.

Jeff Black - Barclays Capital - Analyst

What about AnnTaylor for cargoes?

Katherine Krill - AnnTaylor Stores - President, CEO

We have a more refined one for the back part of the year, let me just say that. Not cotton based.

Jeff Black - Barclays Capital - Analyst

That’s what I wanted to hear. Thanks and good luck.

Katherine Krill - AnnTaylor Stores - President, CEO

Okay. Thanks, Jennifer.

Operator

Our next question comes from Robin Murchison with SunTrust. Your line is open.

Robin Murchison - SunTrust - Analyst

thank you very much and good morning. The other thing, the current style events, looks like you’re dialing back a little bit on the promotion. I think the Loft this weekend, the e-mail said something like from 11 to 5, so maybe you’re going to contain the hours, and then at Ann, buy one, get one 50% off. Can you just comment, are you dialing back a little bit on the promo?

Katherine Krill - AnnTaylor Stores - President, CEO

Absolutely. And as I said in the — in my remarks, we had a lot of preplanned promotions baked into our expectations for the first quarter, really based on the run rate from the fourth quarter of what we had to do. And we were able to cancel a lot of those. So we are seeing a greater appetite for full price. We definitely will have some promotions baked in the second quarter and pull them if needed. But we absolutely are able to pull back on the overall amount of offers as well as the overall deal. The richness of them. So we’re very pleased about that.

Robin Murchison - SunTrust - Analyst

Good luck.

Katherine Krill - AnnTaylor Stores - President, CEO

Thanks.

Operator

Our next question comes from Stacy Pak with SP Research. Your line is open.

Stacy Pak - SP Research - Analyst

Hi, guys.

Katherine Krill - AnnTaylor Stores - President, CEO

Hi.

Stacy Pak - SP Research - Analyst

Very, very good. Couple — just one follow-up there on Robin’s, just to clarify. You’re saying you pulled back on promos in this quarter, not just Q1, so that’s number one. Also, can you just say, Mike, explain why is Loft able to deliver double-digit comps on inventories down low singles, but Ann needs inventories up doubles? I’m wondering if you can turn faster and control your risk. And then also, can you just — you guys give the comp metrics by brand? Thanks.

Katherine Krill - AnnTaylor Stores - President, CEO

Stacy, I’m just going to take real quick the promo. What I was referring to is we absolutely were able to pull back on first quarter. We have been able to pull back a little on second quarter. But you know, we’re a couple of weeks in, so we’ll see how the quarter plays out. But so far, so far, we’re positive comping for the month and we’re pleased so we were able to pull back on the richness of the order, of the promotion, which I think is important.

Stacy Pak - SP Research - Analyst

Great.

Mike Nicholson - AnnTaylor Stores - EVP, CFO

To answer your other two questions, just in terms of the Loft comp performance, I want to clarify. Our perspective on comps for the second quarter was a total Company perspective, so first let me provide that clarification. Then I would also say as it relates to Loft’s comp performance in Q1, on inventory that finished the quarter down a low single digit, it was really a function of improved full priced selling, better product, and quite frankly, timing of receipts and as we move, transition into the second quarter, we will actually begin to see Loft’s inventory better aligned to the comp trend of the business. In terms of your question on comp metrics, what I’ll do is just provide you some perspective on the store channel metrics. So within AnnTaylor, the comp as we mentioned and reported in our release today for the quarter was up about 15%. Traffic was up a mid single digit positive with transactions also up to the same degree. And then a big driver of Ann’s 15% comp performance in that channel was DPT, and it was really driven by a significant increase year on year in AUR. As it relates to Loft, Loft’s comp performance, very healthy traffic, traffic that approached 10% growth versus last year, a similar corresponding growth year on year in terms of transactions. And DPT was essentially flat within the Loft store’s channel for the first quarter.

Stacy Pak - SP Research - Analyst

And just to follow up there, Mike, is there opportunity to do better on the — (multiple speakers)

Mike Nicholson - AnnTaylor Stores - EVP, CFO

Go ahead.

Stacy Pak - SP Research - Analyst

I’m just asking on the inventory, is there opportunity to do better on the inventory turns so that you don’t need inventory up as much to drive comps?

Mike Nicholson - AnnTaylor Stores - EVP, CFO

What I say is that we believe it’s prudent to invest to support growth going forward. We will continue to do it in a measured, prudent fashion. And at the same time, we are focused on improving turns. We’re exploring opportunities to hold and flow. All of that is on the table and our goal longer term is to improve turns, but also we want to be mindful that it’s important to fuel the top line growth for the business.

Katherine Krill - AnnTaylor Stores - President, CEO

And Stacy, I’m going to add one more thing and then we need to move on. We also have recently improved our ability to chase product and Loft specifically, we’re chasing a lot in 12 weeks and under and that is chasing back obviously to best sellers so there is not risk there. So we’ve got multiple levers that we’re pushing right now.

Stacy Pak - SP Research - Analyst

Thanks.

Operator

Our next question from Barbara Wyckoff with Jesup & Lamont, your line is open.

Barbara Wyckoff - Jesup & Lamont - Analyst

Hi, everyone. What a great job.

Katherine Krill - AnnTaylor Stores - President, CEO

Thanks.

Barbara Wyckoff - Jesup & Lamont - Analyst

I guess a question for Mike. Should AnnTaylor and Loft deliver similar operating margins over time, this is as you head towards 2010, theoretically could they do that and should direct to consumer be higher and could you give us an idea of sort of what you’re thinking the magnitude of margins in direct would be.

Mike Nicholson - AnnTaylor Stores - EVP, CFO

Barbara, what I’d say is we don’t disclose and we don’t provide a forward-looking perspective on bottom line operating margins by brand or channel. In terms of E-com, what I’d say is sitting here today, longer term I think the management believes that a goal of doubling the business, doubling the business for the E-com business is a very achievable goal for the corporation.

Katherine Krill - AnnTaylor Stores - President, CEO

We have time for one more question.

Operator

Our final question comes from Dana Telsey, Telsey Advisory Group, your line is open.

Dana Telsey - Tesley Advisory Group - Analyst

Good morning everyone and congratulations.

Katherine Krill - AnnTaylor Stores - President, CEO

Thank you.

Dana Telsey - Tesley Advisory Group - Analyst

As you think about the gross margin and the opportunities there, how do you see the come complexion of it going forward? Is merchandise margin an opportunity? Product cost? S and what do you see in inflationary pressure for the balance of 2010 and 2011.

Mike Nicholson - AnnTaylor Stores - EVP, CFO

I guess I would reiterate what I said previously regarding IMU. In 2010, we do expect to deliver an improved IMU off of 2009. We recognize that there is significant headwinds out there but we’ve got a number of strategies under way in the supply chain arena that we believe will help us mitigate the pressure of cost as we transition from 2010 into 2011. Again, in terms of longer term goal, let me step back for a moment. In terms of 2010, our overall perspective with respect to gross margin, we anticipate being able to deliver about 150 basis points in improvement in gross margin in 2010 off of 2009. Longer term, within the business, we have a goal to longer-term, head towards 60%.

Dana Telsey - Tesley Advisory Group - Analyst

Thank you.

Mike Nicholson - AnnTaylor Stores - EVP, CFO

Thank you.

Judy Pirro - AnnTaylor Stores - VP IR

Thank you, operator. Thank you everyone for your excellent questions. This is Judy Pirro and as always I’m sure we couldn’t get to all of your questions today. I’m available all day today and into the early part of next week to answer any questions you might have. We appreciate your interest and your support. Thanks. Have a great day.

Operator

Today’s call has concluded. All parties may disconnect.